Exhibit 99.1

   News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Appoints Susan M. Collyns to Board of Directors

GLENDALE, Calif., August 1, 2019 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced the appointment of Susan M. Collyns to the Corporation’s Board of Directors, effective immediately. In connection with the appointment of Ms. Collyns, the Board of Directors also approved an increase in the size of the Board of Directors from nine to ten directors. Ms. Collyns is an independent director who will serve as a Class II director with a term expiring at the Corporation’s 2020 Annual Meeting of Stockholders.

“We are very excited to welcome Sue to our Board of Directors,” said Chairman of the Board of Directors, Richard J. Dahl. “Sue is a seasoned business leader with deep and pertinent restaurant and food service industry insight and expertise in accounting, finance and operations. She possesses the skills and qualifications we have identified as focal points for our Board of Directors, and I am confident she will be an invaluable asset to the Board of Directors and the Corporation as we execute on our strategic objectives.”

Ms. Collyns has served as the President and Chief Financial Officer of Beachbody, LLC, a health, fitness and nutrition company, since August 2014. Previously, Ms. Collyns served as the Chief Financial Officer of Dun and Bradstreet Credibility Corp., a financial data subscription business, from July 2012 to August 2014. From 2001 to 2011, Ms. Collyns served as Chief Financial Officer and Chief Operating Officer of California Pizza Kitchen, Inc. Ms. Collyns has served on the board of directors of Waitr Holdings Inc. since May 2019 and is a member of its compensation committee and the chair of its audit committee. Ms. Collyns previously served on the board of directors and audit committee of Potbelly, Inc. from May 2018 to May 2019. Ms. Collyns also served on the board of directors of Zoe’s Kitchen, Inc. from February 2014 to November 2018, where she served as the chair of the audit committee and was a member of the nominating and governance committee.

About Dine Brands, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill & Bar and IHOP brands. With approximately 3,700 restaurants combined in 18 countries and approximately 370 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.